                                                                    EXHIBIT 23.1

(PRICEWATERHOUSECOOPERS LOGO)


We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-3 of Centene Corporation of our report dated February 14, 2003, except as to the stock split described in Note 1 for which the date is as of June 20, 2003, relating to the financial statements of Centene Corporation, which appears in such Registration Statement for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule, which appears on the Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Amendment No. 1 to Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
July 29, 2003